UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2005

ASPEN INSURANCE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-31909	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Victoria Hall
11 Victoria Street
Hamilton HM 11
Bermuda
(Address of principal executive offices)
(Zip Code)

Registrant's telephone number, including area code: (441) 295-8201

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

Amendments to Award Agreements with respect to certain Bermuda Employees

On July 26, 2005, the Compensation Committee of the Board of Directors of Aspen Insurance Holdings Limited (the "Company") approved the amendment of the awards terms for several employees who agreed to relocate to Bermuda, including James Few, a named executive officer of the Company (the "Employees"), as follows:

•	the Option Agreement relating to options granted in 2004 under the Aspen Insurance Holdings Limited 2003 Share Incentive Plan ("2003 Share Incentive Plan");

•	the Performance Share Award Agreement relating to grants in 2004 under the 2003 Share Incentive Plan;

•	the Option Agreement relating to options granted in 2005 under the 2003 Share Incentive Plan; and

•	the Performance Share Award Agreement relating to grants in 2005 under the 2003 Share Incentive Plan (collectively, the "LTIP Awards").

Prior to these amendments, the LTIP Awards could only be paid (or exercised, in the case of option grants) to the Employees if they remained employed by the Company through the applicable payment date (or vesting/excercisability date, in the case of option grants). Under these amended provisions, the options and performance shares granted to the Employees pursuant to the LTIP Awards would vest or remain eligible for vesting (and become exercisable in the case of option grants) in advance of the normal vesting periods under pre-defined circumstances (the "Trigger Events"), subject to the achievement of the existing relevant performance targets.

The Trigger Events include:

•	termination of the Employees' employment by the Company without cause; and

•	termination of the Employees' employment in Bermuda on the grounds that the Employees' work permit has expired and cannot be renewed, and the Company is not able to offer the Employee a reasonable employment position based in the United Kingdom.

Upon the occurrence of a Trigger Event, the vesting of options under the LTIP Awards for which all the relevant performance targets have been achieved prior to the Trigger Event (but for the passage of time), will be accelerated and be exercisable immediately. In addition, upon the occurrence of a Trigger Event, that portion of options and performance shares for which the relevant performance targets are based on a three-year average which includes future fiscal periods, will remain eligible for vesting and will vest if future relevant performance targets are met.

These Employees may exercise an option that becomes exercisable after termination in connection with a Trigger Event at any time prior to the later of (a) the date on which the option would normally expire after termination under the Plan, or (b) the date that is three months after the date the option became exercisable.

Compensation of Non-executive Directors

On July 27, 2005, the Company revised the compensation arrangements for members of its Board of Directors. With effect from July 1, 2005, members of the Board of Directors who are not otherwise affiliated with the Company as employees or officers will be paid an annual fee of $70,000. The chairman of each Committee of our Board of Directors other than the Audit Committee will receive an additional $5,000 per annum and the Audit Committee chairman will receive an additional $25,000 per annum. Other members of the Audit Committee also will receive an additional $10,000 per annum for service on that Committee.

In addition, subject to shareholder approval at our next annual general meeting (the "2006 AGM"), the Company decided that each of its non-executive Directors will be granted options with a value equivalent to $30,000 per year commencing in 2005, which value is determined at the date of grant. If approved by the shareholders at the 2006 AGM, the grant of options for 2005 will be made after such approval. These options will be subject to a 3-year vesting plan and will be subject to performance criteria, the further terms of which have yet to be determined, but will be reflected in the proxy materials for the 2006 AGM.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED (Registrant)
Dated: August 1, 2005	By: /s/ Julian Cusack Name: Julian Cusack Title: Chief Financial Officer